Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-258822 and 333-252370) and Form S-8 (No. 333-250970) of our report dated October 13, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, related to the consolidated financial statements of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2022 and 2021, and for the years then ended included in this Annual Report on Form 10-K for the year ended June 30, 2022.

/s/ Friedman LLP

Marlton, New Jersey

October 13, 2022